Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-261630) on Form F-3 of our reports dated April 27, 2023, with respect to the consolidated financial statements of Nordic American Tankers Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG AS

Oslo, Norway
April 27, 2023